Exhibit 2.1

Second AMENDMENT TO

STOCK PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (the “Amendment”) is adopted as of the 16th day of February, 2023 (the “Effective Date”), by and among Oncocyte Corporation, a California corporation (“Seller”), Dragon Scientific, LLC, a Delaware limited liability company (“Buyer”), and Razor Genomics, Inc., a Delaware corporation (the “Company”). Seller, Company, and Buyer are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement (as hereinafter defined).

WHEREAS, Buyer, Seller and the Company have entered into that certain Stock Purchase Agreement, dated as of December 15, 2022 and amended the same pursuant to that certain First Amendment to Stock Purchase Agreement entered into as of January 30, 2023 (collectively, the “Stock Purchase Agreement”), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Purchased Shares of the Company; and

WHEREAS, the Parties wish to modify the Stock Purchase Agreement as set forth herein.

NOW THEREFORE, each of the Parties, who acknowledge that this Amendment is undertaken in accordance with Section 9.6 of the Stock Purchase Agreement, hereby agree as follows:

1. The following changes are made to the Stock Purchase Agreement to delete any reference to a Transition Services Agreement and to reference instead independent contractor agreements between the Company and two employees of Seller:

(a) The fifth Recital of the Stock Purchase Agreement is hereby deleted and the following substituted in its stead: “WHEREAS, at the Closing (as defined below), the Company is entering into those certain Transitional Consulting Agreements with two employees of Seller whereby such individuals will each assist the Company in the transition of the Business, the form of which is attached hereto as Exhibit A (the “Transitional Consulting Agreements”).”

(b) The list of Exhibits appearing as part of the Table of Contents to the Stock Purchase Agreement and the title page to Exhibit A are each modified to identify Exhibit A as the “Form of Transitional Consulting Agreements.”

(c) Section 2.2(a)(iv) of the Stock Purchase Agreement is hereby deleted and the following substituted in its stead: “each of the two Transitional Consulting Agreements duly executed by the employees identified therein.”

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(d) A new Section 2.2(b)(i) is added to the Stock Purchase Agreement to read as follows: “(i) each of the two Transitional Consulting Agreements duly executed by the Company.”

2. Section 4.8(a) of the Stock Purchase Agreement is hereby deleted in its entirety and a new Section 4.8(a) is added to the Stock Purchase Agreement, which is to read as follows: “(a) Except as set forth in Section 4.8(a) of the Seller Disclosure Schedules, the Company is, and has since September 30, 2019 been, in compliance with all Laws applicable to the conduct of its operations as currently conducted or the ownership and use of the Company’s assets, except where the failure to be in compliance would be material to the Company, taken as a whole.

3. Section 4.11(f) of the Stock Purchase Agreement is hereby deleted in its entirety and a new Section 4.11(f) is added to the Stock Purchase Agreement, which is to read as follows: “(f) Except as set forth in Section 4.11(f) of the Seller Disclosure Schedules, Company’s collection, storage, use and dissemination of personal computer information and personally identifiable information in connection with its businesses has, since September 30, 2019, been conducted in accordance with all applicable Laws relating to privacy, data security and data protection that are binding on the Company and all applicable privacy policies adopted by the Company.”

4. A new Section 6.12 is hereby added to the Stock Purchase Agreement, which is to read as follows: “6.12 Accounts Receivables. Buyer and the Company hereby agree that all reimbursements and receivables received by either the Buyer or the Company after the Closing for laboratory or other operations conducted by Seller or the Company prior to the Closing are the property of Seller, and Buyer and the Company, as the case may be, hereby covenant and agree to deliver such reimbursements and receivables to Seller within five (5) Business Days of receipt thereof.”

5. The following changes are made to the Stock Purchase Agreement to incorporate the concept of a custodial agreement concerning records pertaining to Business operations:

(a) The eighth Recital of the Stock Purchase Agreement is amended by deleting the word “AND” appearing at the end thereof and a new ninth Recital is added to the Stock Purchase Agreement to read as follows: “WHEREAS, Seller is entering into a Records Custody and Services Agreement with the Company and Buyer, the form of which is attached as Exhibit E hereto (the “Records Custody and Services Agreement”).

(b) The list of Exhibits appearing as part of the Table of Contents to the Stock Purchase Agreement is modified to add an Exhibit E and identify it as the “Form of Records Custody and Services Agreement.”

(c) (c) A new Section 2.2(a)(vii) is added to the Stock Purchase Agreement to read as follows: “(vi) the Records Custody and Services Agreement duly executed by the Seller.”

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(d) A new Section 2.2(b)(iii) is added to the Stock Purchase Agreement to read as follows: “(vi) the Records Custody and Services Agreement duly executed by the Company and Buyer.”

6. A new Section 6.13 is hereby added to the Stock Purchase Agreement to read as follows: “6.13 No Referrals. The Parties acknowledge and agree that none of the consideration paid or given under this Agreement or any Transaction Document is conditioned on any requirement or expectation that any Party make referrals to, be in a position to make or influence referrals to, or otherwise generate business for any other Party, and in fact, no Party shall make referrals, position or influence referrals, or otherwise generate business for any other Party. The Parties further acknowledge that no Party is restricted from referring any services to or providing services for any other entity of their choosing. Notwithstanding any unanticipated effect of any provision of this Agreement or any Transaction Document, the Parties intend to comply with 42 U.S.C. § 1320a-7b (commonly known as the Anti-Kickback Statute), 42 U.S.C. §1395nn (commonly known as the Stark law) and any other federal or state law provision governing fraud and abuse or self-referrals under the Medicare or Medicaid programs, as such provisions may be amended from time to time.”

7. The following definitions appearing in Section 1 of Annex 1 to the Stock Purchase Agreement are hereby amended as follows:

(a) The definition of Trade Secrets is amended to delete therein the phrase “data,” in the definition of Trade Secrets.

(b) The definition of “Transaction Documents” is amended to delete the reference to Transition Services Agreement and add references to the Transitional Consulting Agreements, and the Records Custody and Services Agreement.

8. Wherever new sections, subsections or Exhibits have been added to the Stock Purchase Agreement pursuant to this Amendment, subsequent section, subsections and Exhibits are re-numbered as appropriate.

9. Except as set forth in this Amendment, the Stock Purchase Agreement, as modified hereby, remains in full force and effect.

10. The provisions of Sections 9.1, 9.2, 9.4, 9.5, 9.6, 9.10. 9.11, 9.13 and 9.14 of the Stock Purchase Agreement are deemed incorporated into, and made a part of, this Amendment, mutatis mutandis.

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IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to Stock Purchase Agreement to be duly adopted, executed and delivered as of the date set forth above.

BUYER:

DRAGON SCIENTIFIC, LLC

By:	/s/ Michael Mann
Name:	Michael Mann
Title:	Managing Member

SELLER:

ONCOCYTE CORPORATION

By:	/s/ Josh Riggs
Name:	Josh Riggs
Title:	Chief Executive Officer

COMPANY:

RAZOR GENOMICS, INC.

By:	/s/ Josh Riggs
Name:	Josh Riggs
Title:	Chief Executive Officer

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